                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 4)



                           The DeWolfe Companies, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock - $.01 Par Value
-------------------------------------------------------------------------------


                                    252115100
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  SCHEDULE 13G

CUSIP No. 252115100

1)    Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
      Persons

                          Richard B. DeWolfe
      -------------------------------------------------------------------------

2)    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)
          ---------------------------------------------------------------------

      (b)
          ---------------------------------------------------------------------

3)    SEC Use Only
                  -------------------------------------------------------------

4)    Citizenship or Place of Organization  U.S.A.
                                           ------------------------------------

Number of Shares        5)    Sole Voting Power          1,903,712
Beneficially Owned                              -------------------------------
By Each Reporting
Person With             6)    Shared Voting Power               116,106
                                                  -----------------------------

                        7)    Sole Dispositive Power           1,903,712
                                                    ---------------------------

                        8)    Shared Dispositive Power            116,106
                                                       ------------------------

9)    Aggregate Amount Beneficially Owned by Each Reporting Person
                              2,019,818
      -------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      -------------------------------------------------------------------------

11)   Percent of Class Represented by Amount in Row (9)       56.6%
                                                       ------------------------

12)   Type of Reporting Person (See Instructions)        IN
                                                  -----------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G

                                 AMENDMENT NO. 4


Item 1(a)  Name of Issuer:  The DeWolfe Companies, Inc.

      (b)  Address of Issuer's Principal Executive Offices:

                 80 Hayden Avenue
                 Lexington, Massachusetts 02173

Item 2(a)  Name of Person Filing:  Richard B. DeWolfe

      (b)  Address of Principal Business Office or, if none, Residence:

                 80 Hayden Avenue
                 Lexington, Massachusetts 02173

      (c)  Citizenship:  USA

      (d)  Title of Class of Securities, Common Stock, $.01 par value

      (e)  CUSIP NUMBER:  252115100

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                              Not Applicable

Item 4 (a) Amount Beneficially Owned:                            2,019,818

       (b) Percent of Class:                                     56.6%

       (c) Number of Shares as to which such person has:

                 (i)   sole power to direct the vote             1,903,712

                 (ii) shared power to vote or to direct the vote 116,106 (the reporting person disclaims beneficial ownership of these shares)

                 (iii) sole power to dispose or to direct the disposition of
                       1,903,712

                 (iv) shared power to dispose or to direct the disposition of 116,106 (the reporting person disclaims beneficial ownership of these shares)


Item 5     Ownership of Five Percent or Less of a Class:

           Not Applicable

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

           Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           Not Applicable

Item 8     Identification and Classification of Members of the Group:

           Not Applicable

Item 9     Notice of Dissolution of Group:

           Not Applicable

Item 10    Certification

           Not Applicable

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


                                February 10, 1997
                                ---------------------------------------------
                                Date


                                /s/ Richard B. DeWolfe
                                ---------------------------------------------
                                Signature


                                Richard B. DeWolfe
                                ---------------------------------------------
                                Name/Title